EXHIBIT 4.3


                             [FORM OF LEGAL OPINION]

                                                              June ____, 2005

TO THE SUBSCRIBERS LISTED ON SCHEDULE A HERETO:

         We have acted as counsel to Accupoll Holdings, Corp., a Nevada corporation (the "Company") in connection with the offer and sale by the Company of Series A Convertible Stock ("Preferred Stock") and issuance of Preferred Stock purchase warrants to purchase shares of Preferred Stock (collectively "Warrants") in the amounts set forth on Schedule A, to the Subscribers identified thereto, pursuant to the exemption from registration under the Securities Act of 1933, as amended (the "Act) as set forth in Regulation D ("Regulation D") promulgated thereunder. Capitalized terms used herein and not otherwise defined shall have the meaning assigned to them in the subscription agreement (the "Agreement") by and between the Company and (Subscriber) (the "Purchaser") entered into at or about the date hereof. The Agreement, and the agreements described below are sometimes hereinafter referred to collectively as the "Documents".

         In connection with the opinions expressed herein, we have made such examination of law as we considered appropriate or advisable for purposes hereof. As to matters of fact material to the opinions expressed herein, we have relied, with your permission, upon the representations and warranties as to factual matters contained in and made by the Company and the Purchaser pursuant to the Documents and upon certificates and statements of certain government officials and of officers of the Company as described below. We have also examined originals or copies of certain corporate documents or records of the Company as described below:

         (a)  Form of Agreement
         (b)  Form of Certificate of Designation
         (c)  Form of Warrant
         (d)  Funds Escrow Agreement
         (g)  Certificate of Incorporation of the Company
         (h)  Bylaws of the Company
         (i)  Minutes of the  action of the  Company's  Board of  Directors,
              including   unanimous  Board  of  Directors  approval  of  the
              Documents, a copy of which is annexed hereto.

         In rendering this opinion, we have, with your permission, assumed: (a) the authenticity of all documents submitted to us as originals; (b) the conformity to the originals of all documents submitted to us as copies; (c) the genuiness of all signatures; (d) the legal capacity of natural persons; (e) the truth, accuracy and completeness of the information, factual matters, representations and warranties contained in all of such documents; (f) the due authorization, execution and delivery of all such documents by Subscribers, and the legal, valid and binding effect thereof on Subscribers; and (g) that the Company and the Purchasers will act in accordance with their respective representations and warranties as set forth in the Documents.

         We are members of the bar of the State of Nevada and New York. We express no opinion as to the laws of any jurisdiction other than Nevada, New York and the federal laws of the United States of America. We express no opinion with respect to the effect or application of any other laws. Special rulings of authorities administering any of such laws or opinions of other counsel have not been sought or obtained by us in connection with rendering the opinions expressed herein.

         1. The Company and each of its subsidiaries is duly incorporated, validly existing and in good

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standing in the states of their incorporation;  have qualified to do business in each state where required unless the failure to do so would not have a material impact in the Company's operations; and have the requisite corporate power and authority to conduct their business, and to own, lease and operate their properties.

         2. The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under the Documents. The Documents, and the issuance of the Preferred Stock and Warrants and the reservation and issuance of Common Stock issuable upon conversion /exercise of such securities ("Shares") have been duly approved by the Board of Directors of the Company, and no further consent or authorization of the Company or Board of Directors or stockholders is required.

         3. The execution, delivery and performance of the Documents by the Company and the consummation of the transactions contemplated thereby, will not, with or without the giving of notice or the passage of time or both:

            (a) Violate the provisions of the Certificate of Incorporation or bylaws of the Company; or

            (b) Conflict with, or constitute a material default (or an event that with notice or lapse of time or both would become a default) under, require a consent under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture, instrument or any "lock-up", refusal or similar provision of any underwriting or similar agreement to which the Company is a party; or

            (c) Result in a violation of any federal or state law, rule or regulation or any rule or regulation of the Principal Market applicable to the Company or by which any property or asset of the Company is bound or affected, except for such violations as would not, individually or in the aggregate, have a material adverse effect.

         4. The Documents constitute the valid and legally binding obligations of the Company and are enforceable against the Company in accordance with their respective terms.

         5. To our knowledge, the Company is not a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.

         Our opinions expressed above are specifically subject to the following limitations, exceptions, qualifications and assumptions:

         A. The effect of bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the relief of debtors or the rights and remedies of creditors generally, including without limitation the effect of statutory or other law regarding fraudulent conveyances and preferential transfers.

         B. Limitations imposed by state law, federal law or general equitable principles upon the specific enforceability of any of the remedies, covenants or other provisions of any applicable agreement and upon the availability of injunctive relief or other equitable remedies, regardless of whether enforcement of any such agreement is considered in a proceeding in equity or at law.

         C. This opinion letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, including the General Qualifications and the Equitable Principles Limitation, and this opinion letter should be read in conjunction therewith.

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         This opinion is rendered as of the date first written above,  is solely for your benefit in connection with the Agreement and may not be relief upon or used by, circulated, quoted, or referred to nor may any copies hereof by delivered to any other person without our prior written consent. We disclaim any
obligation   to  update  this  opinion   letter  or  to  advise  you  of  facts,
circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinions expressed herein.


                                Very truly yours,